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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

     The following table sets forth the computation of basic and diluted earnings per share:

                                        January 27, 1999    January 28, 1998    January 29, 1997
                                        ----------------    ----------------    ----------------
NUMERATOR:
     Net (loss) income                     (2,562,308)          (9,112,761)          (985,705)

DENOMINATOR:
     Basic and diluted weighted
       average common shares
       outstanding                          5,934,287            5,392,609          4,414,000

Basic and diluted loss earnings
       per share                                (0.43)               (1.69)             (0.22)

     For the years ended January 27, 1999, January 28, 1998 and January 29, 1997, stock options of 2,057,267, 1,984,183 and 301,350 respectively, and warrants of 850,000, 1,095,000 and 160,000 respectively, were not included in the computation of diluted earnings per share as losses were incurred in those years.